INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2022
First quarter revenue over $100 million; strong revenue outlook for second quarter
WILMINGTON, DE. - May 5, 2022 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the quarter ended March 31, 2022.
“This was another excellent quarter, once again showing the continuing licensing momentum and the strength of our recurring revenue base at a time when our technology is more important than ever,” said Liren Chen, CEO and President of InterDigital. “I am particularly pleased with our strong outlook for second quarter 2022 with additional revenue expected from our auto and IoT licensing programs. Our second quarter expectations also highlight the operating leverage within our business model as we project a significant increase in revenue without a material increase in expenses.”
First Quarter 2022 Financial Highlights
•Total revenue of $101.3 million increased 23% from $82.4 million in first quarter 2021. Recurring revenue was $99.1 million, compared to recurring revenue of $78.6 million in first quarter 2021. The increase in both total and recurring revenue was primarily driven by previously disclosed new patent license agreements, as well as a new agreement with Sharp signed in first quarter 2022.
•Operating expenses were $71.1 million, compared to $70.4 million in first quarter 2021. Litigation and share-based compensation costs were up $7.6 million, while all other operating expenses were collectively down $6.8 million benefiting from the cost-savings actions taken in 2021.
•Income from operations increased 152% to $30.2 million, compared to $12.0 million in first quarter 2021.
•Net income1 was $18.0 million, or $0.58 per diluted share, compared to net income of $5.6 million, or $0.18 per diluted share, in first quarter 2021.
•Adjusted EBITDA2 increased 63% to $55.4 million compared to $34.0 million in first quarter 2021.
Near Term Outlook
Based both on existing licenses and license agreements that we currently expect to be executed in second quarter 2022, the company expects revenue for the quarter to be between $114 to $120 million, including approximately $97 to $101 million of recurring revenue. This revenue guidance does not include the potential impact of any additional new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of second quarter 2022.
The company expects its second quarter operating expenses will be in the range of $73 to $77 million, plus $3 to $4 million of restructuring charges.
Conference Call Information
InterDigital will host a conference call on Thursday, May 5, 2022 at 10:00 a.m. ET to discuss its first quarter 2022 financial performance and other company matters.
For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference call, dial (800) 304-0389 within the United States or +1 (313) 209-5140 from outside the United States. Please call by 9:50 a.m. ET on May 5th and give the operator conference ID number 3231935.
An Internet replay of the conference call will be available on InterDigital’s website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET May 5th through 1:00 p.m. ET May 10th. To access the recorded replay, call (888) 203-1112 or +1 (719) 457-0820 and use the replay code 3231935.

About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on Nasdaq.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we will continue to be able to execute strongly on our business during the ongoing COVID-19 pandemic. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays, difficulties or accelerations in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize our technologies and enter into customer agreements; (vi) the failure of the markets for our current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of our technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the 2017 Tax Cuts and Jobs Act, as well as further guidance that may be issued regarding such act; (ix) risks related to the potential impact of new accounting standards on our financial position, results of operations or cash flows; (x) failure to accurately forecast the impact of our restructuring activities on our financial statements and our business; (xi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such proceedings; (xii) the timing and impact of potential administrative and legislative matters; (xiii) changes or inaccuracies in market projections; (xiv) our ability to obtain liquidity though debt and equity financings; (xv) the potential effects that the ongoing COVID-19 pandemic and/or corresponding macroeconomic uncertainty could have on our financial position, results of operations and cash flows; and (xvi) changes in our business strategy.
We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

Footnotes
1    Throughout this press release, net income and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for non-controlling interests), unless otherwise stated.
2    Adjusted EBITDA is a supplemental non-GAAP financial measure that InterDigital believes provides investors with important insight into the company's ongoing business performance. InterDigital defines Adjusted EBITDA as net income attributable to InterDigital, Inc. plus net loss attributable to non-controlling interest, income tax (provision) benefit, other income (expense) & interest expense, depreciation and amortization, share-based compensation, and other items. Other items may include restructuring costs, impairment charges and other non-recurring items. InterDigital’s computation of Adjusted EBITDA might not be comparable to Adjusted EBITDA reported by other companies. The presentation of Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to net income attributable to InterDigital, Inc., the most directly comparable GAAP financial measure, is provided below.
3    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized patent costs. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of free cash flow, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided below.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2022	2021
REVENUES:
Variable patent royalty revenue	$9,045	$7,096
Fixed-fee royalty revenue	89,843	69,296
Current patent royalties	98,888	76,392
Non-current patent royalties	2,191	3,781
Total patent royalties	101,079	80,173
Current technology solutions revenue	239	2,190
Total Revenue	$101,318	$82,363

OPERATING EXPENSES:
Patent administration and licensing	42,095	36,574
Development	17,612	22,583
Selling, general and administrative	10,884	11,217
Restructuring activities	542	—
Total Operating expenses	71,133	70,374

Income from operations	30,185	11,989

INTEREST EXPENSE	(5,515)	(6,990)
OTHER (EXPENSE) INCOME, NET	(1,005)	724
Income before income taxes	23,665	5,723
INCOME TAX PROVISION	(5,961)	(1,765)
NET INCOME	$17,704	$3,958
Net loss attributable to noncontrolling interest	(290)	(1,613)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$17,994	$5,571
NET INCOME PER COMMON SHARE — BASIC	$0.59	$0.18
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	30,703	30,836
NET INCOME PER COMMON SHARE — DILUTED	$0.58	$0.18
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	31,275	31,195
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2022	2021
Income before income taxes	$23,665	$5,723
Taxes paid	(3,349)	(4,328)
Non-cash expenses	26,166	23,833
Change in deferred revenue	(50,741)	(23,429)
Change in operating working capital, deferred charges and other	(13,713)	(11,641)
Purchases of property and equipment and capitalized patent costs	(10,209)	(9,989)
FREE CASH FLOW [2]	(28,181)	(19,831)

Long-term investments	—	(1,091)
Net proceeds from exercise of stock options	1,226	737
Repurchase of common stock	—	(5,750)
Non-controlling interest contribution	1,500	—
Non-controlling interest distribution	—	(1,109)
Taxes withheld upon restricted stock unit vestings	(5,026)	(2,962)
Dividends paid	(10,741)	(10,786)
Unrealized loss on short-term investments	(1,330)	(560)
NET DECREASE IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$(42,552)	$(41,352)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	MARCH 31, 2022	DECEMBER 31, 2021
ASSETS
Cash, cash equivalents and short-term investments	$899,220	$941,627
Accounts receivable, net	23,638	31,113
Prepaid and other current assets	78,355	77,545
Property & equipment and patents, net	394,601	376,962
Other long-term assets, net	200,213	200,909
TOTAL ASSETS	$1,596,027	$1,628,156
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$69,986	$79,888
Current deferred revenue	238,626	291,673
Long-term deferred revenue	51,869	19,463
Long-term debt & other long-term liabilities	474,880	484,215
TOTAL LIABILITIES	835,361	875,239
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	753,706	745,239
Noncontrolling interest	6,960	7,678
TOTAL EQUITY	760,666	752,917
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,596,027	$1,628,156

RECONCILIATION OF NON-GAAP MEASURES

The table below presents a reconciliation of Adjusted EBITDA to net income attributable to InterDigital, Inc., the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Net Income attributable to InterDigital, Inc.	$17,994	$5,571
Net loss attributable to non-controlling interest	(290)	(1,613)
Income tax provision	5,961	1,765
Other income (expense) & interest expense	6,520	6,266
Depreciation and amortization	19,282	19,861
Share-based compensation	5,386	2,153
Other items(a)	542	—
Adjusted EBITDA	$55,395	$34,003
(a)    Other items in the above table includes $0.5 million of restructuring costs in the first quarter 2022.
The table below presents a reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Net cash used in operating activities	$(17,972)	$(9,842)
Purchases of property and equipment	(337)	(387)
Capitalized patent costs	(9,872)	(9,602)
Free cash flow	$(28,181)	$(19,831)

CONTACT:	InterDigital, Inc.
Email: investor.relations@interdigital.com
+1 (302) 300-1857